June 3, 1996






Mr. Manuel Baez
3502 Derby Lane
Ft. Lauderdale, FL 33331

Dear Manny:

Subject to the formal election by the Board of Directors, I am pleased to offer you the position of Senior Vice President of the Corporation and President, Analytical Instruments Division, reporting to Tony L. White, Chairman, President and Chief Executive Officer.

Reporting to you in this position will be:
  Dr. David Binkley, Vice President and General Mgr. Organic Div.
  Peter Macintyre, Vice President and General Mgr., Chromatography Div. Joseph Malandrakis, Vice President and General Mgr., Inorganic Div. Dr. Nino Portolan, Vice President and Managing Director, Europe
  Dr. Luigi Strassorier, Vice President and Managing Director, Far East Luis Carmona, General Manager, Latin America

The annual salary for this position is $375,000. Your salary will be reviewed by the Management Resources Committee of the Board in September of each year along with the other officers of the Corporation. You will also participate in Perkin-Elmer's Contingent Compensation Plan, which is our annual bonus plan. In this program, you will have a targeted annual bonus opportunity of 60% of your base salary. The plan provides a range of bonus payouts from 0 - 90% of salary based upon accomplishment of our annual financial targets. For FY 96 you will be guaranteed a minimum payment of $37,500. This payment will be made following the Board meeting in August.




Mr. Manuel Baez
June 3, 1996
Page 2


On your first day of employment, the Management Resources Committee will formally review our recommendation of a Restricted Stock Award of 15,000 shares of Perkin-Elmer stock. This grant will vest according to the following schedule:
 Average Market Price for 90 Days       % Vested
             $59                           33%
             $66                           33%
             $73                           33%

Additionally as each increment is earned, the Board has agreed to accept a recommendation to "reload" your Restricted Stock Plan with an amount to be earned against new performance measures. You will immediately begin receiving dividends from this award, which under current dividend policy equals $10,200.

Since we have exhausted our current pool of restricted stock, your grant will be made by the Board conditional upon shareholder approval at our Annual Meeting in October. Until shareholder approval, the grant will be treated as a performance unit grant which mirrors our restricted stock in all aspects except that you will not be entitled to vote these shares.

The Board has established ownership guidelines for all officers of the Corporation and this restricted stock grant, is "credited" towards these ownership guidelines. The Management Resources Committee set an ownership target of two times annual salary for your position. This program, initiated last year, allows five years for you to achieve this target.

Upon your employment, the Management Resources Committee will also formally review the recommendation to provide you a stock option grant of 50,000 shares of Perkin-Elmer stock. The option will be valued at the average market price of the stock on the day of your election. This stock option will vest 50% per year over two years and, subject to the other terms of our stock plan, will expire ten years following the date of the grant.

In April of each year, the Management Resources Committee considers recommendations for stock option grants. Beginning in April 1997, you will be recommended for an annual stock option grant, which based upon our current grant practice, would be approximately 25,000 shares.


Mr. Manuel Baez
June 3, 1996
Page 3


As we have discussed, we are designing a divisionalized "Phantom Stock Option Plan" to provide you with an opportunity to more closely tie the long-term incentives of your team to the "value creation" which they accomplish for the Analytical Instruments business. Likewise, Tony wants a portion of your long-term incentives tied to the Analytical Instrument business. When this "Phantom Stock Option" grant is determined, it will not be additive but rather will be integrated with Perkin-Elmer stock options to achieve an equivalent value to your annual Perkin-Elmer stock option as described above.

Your Option Grants and Restricted Stock Awards will be subject to terms of Perkin-Elmer's Employee Stock Incentive Plan, a copy of which will be provided to you.

In our discussions, you raised the issue of your retirement benefit. We propose that when you join PE you will be credited with 13 years of past-service credit for purposes of calculating your benefit. For purposes of vesting, we have a five year vesting requirement in our qualified plans that must remain in place. However, you will vest immediately in our non-qualified plan. If for any reason you resigned before you were vested in the qualified plan, your total benefit would be derived from the non-qualified plan.

You will receive a Change of Control Agreement, which applies to all Executive Officers of the Corporation. This Agreement provides for three year salary and bonus continuation in the event of a change of control of the Corporation and the resulting loss of your position.

In addition to the foregoing, you will receive an annual car allowance of $15,000, financial planning and tax preparation assistance, and four weeks annual vacation. The usual range of benefits is also included as described in the accompanying summary.

Obviously, we do not want you to experience any financial burden associated with your move to Connecticut, and the Corporation will bear all reasonable expenses regarding this move. As well as our normal relocation benefits, you will receive a payment of $150,000 at the time you join the Company in order to assist in your move from Florida.




Mr. Manuel Baez
June 3, 1996
Page 4


Manny, we hope you will accept this offer and join our team at Perkin-Elmer. Speaking personally, I believe you will find Perkin-Elmer to be a company that will provide the career opportunity, professional challenges and personal rewards which you seek.

Please give me a call if you have any questions or concerns regarding any of the above issues. You can reach me at any time at either my office at 203-761-5451 or my home at 203-259-6012.

Sincerely,





/jk





Agreed:  ____________________________
     Manuel Baez